Exhibit 10.1

November 8th, 2018

Christopher Tedford

19381 St. Mary’s Dr.

North Tustin, CA 92705

Dear Mr. Tedford:

Congratulations! We are very pleased to offer you a position with KUSHCO HOLDINGS, INC., a Nevada corporation (the “Company”) as a Chief Financial Officer (CFO). Your employment is subject to the terms and conditions set forth in this letter.

This letter is to confirm our understanding with respect to your future employment by KushCo Holdings or any present or future parent, subsidiary, affiliate or successor thereof (collectively, the “Company”). The terms and conditions agreed to in this letter are hereinafter referred to as the “Offer”. In consideration of the mutual promises and covenants contained in this Offer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

Employment

Subject to the terms and conditions of this Offer, you will be employed by the Company as a full-time Chief Financial Officer (CFO), reporting to Nick Kovacevich, CEO. You will have the responsibilities, duties and authority commensurate with the position of Chief Financial Officer (CFO), as determined by the Officers and/or Board from time to time. You agree to devote your full business time attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests during your employment.

Subject to the terms hereof, your employment hereunder will commence on November 26th, 2018 (the “Commencement Date”). Your employment with the Company is deemed to be “At Will” and can be terminated by the Company or you at any time without prior notice or without reason.

The principal location at which you will perform such services will be Garden Grove, CA.

Compensation

While you are employed hereunder, you will be paid as an exempt status employee with a base salary at the annual rate of $250,000.00 (the “Base Salary”). The Base Salary will be payable bi-weekly installments in accordance with the Company’s payroll practices as in effect. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

Bonus

You will be eligible to earn up to a total of $100,000.00 in bonus compensation annually and any other discretionary incentives as approved by the Board and the KushCo Holdings’ Leadership Team. Following six (6) months from the Commencement Date of this agreement, you will be eligible to receive $50,000.00 in guaranteed bonus compensation based on KIPs to be outlined following the Commencement Date. The remaining $50,000.00 will be paid based on the standard fiscal year bonus cycle. Following fiscal year 2019, all bonuses will be paid in accordance with the standard annual schedule.

Equity Compensation

On November 26th, 2018 subject to Board and any other necessary approvals, you will be granted 600,000 options to purchase shares of the Company’s common stock at a strike price equivalent to the closing stock price on the date of grant.

The options granted to you shall vest or accrue, as applicable, over a three-year period as follows: (i) 33% shall be deemed vested or accrued, as applicable, on November 26th, 2019 and none before this date; and (ii) the balance of the Option Shares will be vested in a series of twenty-four (24) successive equal monthly installments. Should your employment terminate before the passage of the next 12 months, the options granted to you shall not be deemed vested, accrued, or exercisable. All terms and conditions of the stock option shall be governed by the terms and conditions of the applicable option agreement, which you will be required to sign. These terms include a “change in control” clause that would accelerate the option vesting period.

Vacation

You will be entitled to fifteen (15) paid vacation days per year along with paid holidays and personal days in accordance with the Company’s policies as in effect from time to time.

Benefits

If this offer is accepted and you begin employment with the Company, you will be eligible to participate in any benefit plans and programs in effect from time to time, including group medical and life insurance and disability benefits, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

Reimbursement of Expenses

The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information as dictated by the Board-approved policies of the Company.

Confidentiality Agreement

You shall be required to execute a Confidentiality and Non-Competition Agreement and remain subject to the Confidentiality and Non-Competition Agreement between you and the Company dated as of on or about the date hereof. The Confidentiality and Non-Competition Agreement will survive termination of your employment with the Company (regardless of the reason, if any, of such termination).

Contingencies

This offer of employment is contingent upon the satisfactory completion of the following:

(a)	Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.

(b)	Your execution of the Company’s form of Employee Proprietary Information and Inventions Agreement.

(c)	Satisfactory completion of a background investigation & reference checks.

This offer will be withdrawn if any of the above conditions are not satisfied:

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

You will be subject to all applicable employment and other policies of the Company, as outlined in the Company’s employee handbook and elsewhere. Your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

All of us at the Company are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within three business days. This offer is open for you to accept until November 8th, 2018 at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

/s/ Nick Kovacevich

Nick Kovacevich

Chief Executive Officer

Accepted and Approved

By:	/s/ Christopher Tedford
Christopher Tedford
Date: 11/8/18